THIRD PRODUCTION PAYMENT


                           PURCHASE AND SALE AGREEMENT



                                     Between



                              DENBURY ONSHORE, LLC



                                       and



                             GENESIS CRUDE OIL, L.P.







                                October 11, 2005





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                                TABLE OF CONTENTS




ARTICLE I            CERTAIN DEFINITIONS......................................2

ARTICLE II           PURCHASE AND SALE OF THE PRODUCTION PAYMENT..............7

ARTICLE III          PROCESSING AND TRANSPORTATION OF PRODUCTION PAYMENT
                          GAS.................................................8

ARTICLE IV           ASSIGNMENT OF ADDITIONAL INDUSTRIAL SALE CONTRACTS.......9

ARTICLE V            REPRESENTATIONS AND WARRANTIES OF DENBURY...............10

ARTICLE VI           REPRESENTATIONS AND WARRANTIES OF GENESIS...............14

ARTICLE VII          PAYMENT TO DENBURY......................................15

ARTICLE VIII         DISCLAIMER OF WARRANTIES................................15

ARTICLE IX           INDEMNITY...............................................16

ARTICLE X            CLOSING.................................................17

ARTICLE XI           COVENANTS AND AGREEMENTS OF DENBURY.....................18

ARTICLE XII          EXCHANGE OF INFORMATION; AUDIT RIGHTS...................21

ARTICLE XIII         NOTICES.................................................22

ARTICLE XIV          DISPUTE RESOLUTION......................................23

ARTICLE XV           CURTAILMENTS AND INTERRUPTIONS..........................23

ARTICLE XVI          MISCELLANEOUS PROVISIONS................................23

                                    Exhibits


Exhibit A - Form of Assignment of Production Payment
Exhibit B - Net Revenue and Working Interests in the Wells Comprising the Subject Interests
Exhibit C - Form of Contract Assignment
Exhibit D - Form of T&P Agreement
Exhibit E - Dispute Resolution Procedures
Exhibit F - Form of Agreement with Lenders



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                            THIRD PRODUCTION PAYMENT
                           PURCHASE AND SALE AGREEMENT

         THIS THIRD PRODUCTION PAYMENT PURCHASE AND SALE AGREEMENT (this "Agreement"), executed as of this October 11, 2005 and effective as of September 1, 2005 (the "Effective Date"), is by and between DENBURY ONSHORE, LLC, a Delaware limited liability company ("Denbury"), whose address is 5100 Tennyson Parkway, Suite 3000, Plano, Texas 75024, and GENESIS CRUDE OIL, L.P., a Delaware limited partnership ("Genesis"), whose address is 500 Dallas Street, Suite 2500, Houston, Texas 77002. In this Agreement, Denbury and Genesis are sometimes referred to individually as a "Party" and collectively as the "Parties".

         FOR AND IN CONSIDERATION of the payments and mutual covenants to be made in this Agreement by the Parties and the benefits derived by the Parties from this Agreement, the Parties agree as follows:

                                    RECITALS

         A........Denbury owns certain undivided oil, gas and mineral leasehold, royalty and mineral interests in and to those lands commonly referred to as the Hollybush field, the South Pisgah field and the Goshen Springs field, as more particularly described in Exhibit A attached to the Assignment (as defined below).

         B........Denbury is currently engaged in a program with respect to the
Subject Interests (as defined below) on the Subject Lands (as defined below) for the exploration, development, production and sale of CO2.

         C........In connection with that certain Production Payment Purchase and Sale Agreement executed on November 14, 2003 and effective as of September 1, 2003 between Denbury's predecessor and Genesis (such agreement, as amended, supplemented, modified or restated from time to time, the "First Purchase and Sale Agreement"), Denbury's predecessor sold and conveyed and Genesis purchased and paid for (1) all of such predecessor's rights, title, and interests in and to certain industrial sale contracts covering the sale of CO2 by such predecessor to third parties and (2) a volumetric production payment in and to CO2 produced, saved, and sold from the Subject Interests, upon and subject to the terms and conditions provided in the First Master Documents (as defined below).

         D........In connection with that certain Second Production Payment
Purchase and Sale Agreement executed on August 26, 2004 and effective as of July 1, 2004 between Denbury and Genesis (such agreement, as amended, supplemented, modified or restated from time to time, the "Second Purchase and Sale Agreement"), Denbury sold and conveyed and Genesis purchased and paid for (1) all of Denbury's rights, title, and interests in and to certain industrial sale contracts covering the sale of CO2 by Denbury to third parties and (2) a volumetric production payment in and to CO2 produced, saved, and sold from the Subject Interests, upon and subject to the terms and conditions provided in the Second Master Documents (as defined below).

         E........Denbury now desires to sell and convey and Genesis now desires to purchase and pay for (1) all of Denbury's rights, title, and interests in and to certain additional industrial sales

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contracts covering the sale of CO2 by
Denbury to third parties, and (2) an additional volumetric production payment in and to CO2 produced, saved, and sold from the Subject Interests, upon and subject to the terms and conditions provided in the Master Documents.

                                    ARTICLE I

                               CERTAIN DEFINITIONS

1.1. For purposes of this Agreement, the following capitalized terms shall have the meanings herein ascribed to them and the capitalized terms defined in the opening paragraph and subsequent paragraphs by inclusion in quotation marks and parentheses shall have the meanings ascribed to them:

         "Additional Industrial Sale Contracts" means the EPCO Contract and the Sandhill Group Contract.

         "Additional Volumes" is defined in Section 4.4.

         "Agreement with Lenders" means that certain Third Agreement with Lenders to be entered into between JPMorgan Chase Bank, N.A., as Administrative Agent for the Banks under the Credit Agreement (each of such terms as defined in the Agreement with Lenders) and Genesis in the form attached hereto as Exhibit F, as the same may be amended, supplemented, modified or restated from time to time.

         "Applicable Plant" means each dehydration and/or processing plant owned by Denbury through which CO2 attributable to that portion of the Subject Interests that is dedicated to an Additional Industrial Sale Contract is processed, and "Applicable Plants" means all of such plants.

         "Assigned Contract Interests" is defined in Section 4.1.

         "Assignment" means the Third Assignment of Production Payment to be entered into between Denbury and Genesis in the form attached hereto as Exhibit A, as the same may be amended, supplemented, modified or restated from time to time.

         "Audited Party" is defined in Section 12.3.

         "Bank Liens" means the liens created under or pursuant to that certain Fifth Amended and Restated Credit Agreement dated as of September 1, 2004 among Denbury, as borrower, Denbury Resources Inc., as parent guarantor, the financial institutions listed therein, JPMorgan Chase Bank, N.A., successor by merger to Bank One, N.A., as Administrative Agent, Calyon New York Branch, and Fortis Capital Corp., as Syndication Agents, and Union Bank of California, N.A., and Comerica Bank, as Documentation Agents, as amended, supplemented, or modified from time to time.

         "BCF" means one billion cubic feet of CO2.

         "Call Option" is defined in Section 2.4.

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         "Call Settlement Date" is defined in Section 2.4.

         "Claims" is defined in Section 9.1.

         "Closing" is defined in Section 10.1.

         "Closing Date" is defined in Section 10.1.

         "CO2" is defined in the Assignment.

         "Contract Assignment" means the Third Assignment of Contracts and Bill of Sale to be entered into between Denbury and Genesis in the form attached hereto as Exhibit C, as the same may be amended, supplemented, modified or restated from time to time.

         "Daily Maximum Quantity" is defined in the Assignment.

         "Day" is defined in the Assignment.
          ---

         "Dedicated Contract Quantity" means (a) with respect to the Sandhill Group Contract, the "Dedicated Contract Quantity" as that term is defined in
Section 4.1 of the Sandhill Group Contract and (b) with respect to the EPCO Contract, the "Daily Contract Quantity" as that term is defined in Section 1.1 of the EPCO Contract.

         "Deficiency" is defined in Section 4.4.

         "Delivery Points" is defined in the T&P Agreement.

         "Denbury Indemnified Party" is defined in Section 9.2.

         "Denbury Pipeline" shall have the same meaning as "Transporter's Pipeline" as such term is defined in the T&P Agreement.

         "Effective Date" is defined in the opening paragraph of this Agreement.

         "Environmental Claims" is defined in Section 5.14.

         "Environmental Contaminants" is defined in Section 5.14.

         "Environmental Laws" means all federal, state and local Governmental Requirements regulating or otherwise pertaining to the environment, including without limitation the following as from time to time amended and all others whether similar or dissimilar and whether now existing or hereafter enacted: the Oil Pollution Act of 1990, as amended ("OPA"); the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984; the Hazardous Materials Transportation Act, as amended; the Toxic Substance Control Act, as amended; the Clean Air Act, as amended; the Clean Water Act, as amended; and all regulations promulgated pursuant thereunder.

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         "Environmental Liabilities" is defined in Section 5.14.

         "Environmental Permits" is defined in Section 5.14.

         "EPCO Contract" means that certain Carbon Dioxide Sale and Purchase Contract dated July 11, 2001 by and between EPCO Carbon Dioxide Products, Inc., as Buyer, and Denbury Resources, Inc., as Seller, as amended by (a) Amendment to Carbon Dioxide Sale and Purchase Contract dated August 15, 2001, (b) letter agreement dated August 29, 2001. and (c) Amendment to Carbon Dioxide Sale and Purchase Agreement dated September 1, 2003.

         "Excess Volumes" is defined in the Assignment.

         "First Assignment" means that certain Assignment of Production Payment by Denbury's predecessor to Genesis, dated November 14, 2003, effective as of September 1, 2003, and recorded in Volume 1040 at Page 73 of the Official Records of Rankin County, Mississippi, as the same may be amended, supplemented, modified or restated from time to time.

         "First Contract Assignment" means that certain Assignment of Contracts and Bill of Sale dated November 14, 2003 and effective as of September 1, 2003 by Denbury's predecessor, as Assignor, to Genesis, as Assignee, as the same may be amended, supplemented, modified or restated from time to time.

         "First Master Documents" means the First Purchase and Sale Agreement and all agreements executed in connection therewith or pursuant thereto, including, but not limited to, the First Assignment, the First Contract Assignment, and the First T&P Agreement, as the same may be amended, supplemented, modified or restated from time to time.

         "First Production Payment" means that certain volumetric production payment conveyed by Denbury's predecessor to Genesis pursuant to the First Assignment and in accordance with the terms and conditions of the First Purchase and Sale Agreement, as the same may be amended, supplemented, modified or restated from time to time.

         "First Purchase and Sale Agreement" is defined in Recital C above.

         "First T&P Agreement" means the Carbon Dioxide Transportation Agreement dated November 14, 2003, effective September 1, 2003, between Denbury's predecessor, as transporter, and Genesis, as shipper, as amended, supplemented, modified, or restated from time to time.

         "Genesis Indemnified Party" is defined in Section 9.1.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Governmental Requirement" means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate,

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license, authorization or other directive or requirement,
energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

         "Leases" means the leases described, referred to or identified in Exhibit A-1 to the Assignment, together with any renewals or extensions of such leases, and any replacement leases, insofar and only insofar as they cover the Subject Lands (or a portion thereof).

         "Lost Interest" is defined in Section 11.10.

         "Master Documents" means this Agreement and all agreements executed in connection herewith or pursuant hereto, including but not limited to the Assignment, the Contract Assignment and the T&P Agreement.

         "Material Adverse Effect" means a material adverse effect upon (a) the validity or enforceability of the Master Documents, or (b) the financial condition of Denbury or Genesis, as applicable, or (c) the ability of Denbury or Genesis, as applicable, to perform its obligations under the Master Documents.

         "MCF" means one thousand cubic feet of CO2.

         "Month" means a period beginning on the first Day of a calendar month and ending at the beginning of the first Day of the next succeeding calendar month.

         "Permitted Liens" means (a) lessor's royalties, overriding royalties, and division orders covering oil, gas and other hydrocarbons, reversionary interests and similar burdens existing as of the Effective Date; (b) operating agreements, unit agreements and similar agreements, and any and all federal and state regulatory orders and rules (including forced pooling orders) to which the Subject Interests are subject; (c) liens for Taxes or assessments not due or pursuant to which Denbury is not delinquent; (d) preferential rights to purchase and required third-party consents to assignments and similar agreements with respect to which (1) waivers or consents have been obtained from the appropriate parties, or (2) required notice has been given to the holders of such rights and the appropriate time period for asserting such rights has expired without an exercise of such rights; (e) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil, gas and mineral leases or interests therein if the same are customarily obtained after such sale or conveyance; (f) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like; and easement for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the Subject Interests; (g) liens of operators relating to obligations not due or pursuant to which Denbury is not delinquent; (h) title problems commonly encountered in the oil and gas business which would not be considered material by a reasonable and prudent person engaged in the business of the ownership, development and operation of oil and gas properties with knowledge of all the facts and appreciation of their legal significance; (i) the Bank Liens; and (j) the Prior Production Payments.

         "Person" means any individual, natural person, corporation, joint venture, partnership, limited partnership, trust, estate, business trust, association, governmental entity or other entity.

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         "Personal Property" means improvements, machinery, equipment, gathering lines, tanks, fixtures and other personal property and equipment of every kind and nature now or hereafter used or held for use in connection with the exploration, development or operation of the Subject Interests; provided, however, that the term "Personal Property" shall not include the Denbury
Pipeline or the Applicable Plants.

         "Prior Contract Assignments" means, collectively, the First Contract Assignment and the Second Contract Assignment.

         "Prior Master Documents" means, collectively, the First Master Documents and the Second Master Documents.

         "Prior Production Payments" means, collectively, the First Production Payment and the Second Production Payment.

         "Production Payment" is defined in the Assignment.

         "Production Payment Gas" is defined in the Assignment.

         "Receipt Point" is defined in the T&P Agreement.

         "Reserve Report" means "Data on Estimated Proved Carbon Dioxide Reserves as of December 31, 2004" of the Appraisal Report as of December 31, 2004 on Certain Properties Owned by Denbury, SEC Case, of DeGolyer and MacNaughton dated February 2, 2005.

         "Retained Obligations" is defined in Section 11.12.

         "Scheduled Delivery Volumes" is defined in the Assignment.

         "Sandhill Group Contract" means that certain Contract for Sale of Carbon Dioxide effective as of August 1, 2005, by and between Sandhill Group, LLC, as Seller, and Denbury Onshore, LLC, as Buyer.

         "Second Assignment" means the Second Assignment of Production Payment by Denbury to Genesis, dated August 26, 2004, effective as of July 1, 2004, and recorded in Volume 2004 at Page 326 of the Oil & Gas Records of Rankin County, Mississippi, as the same may be amended, supplemented, modified or restated from time to time.

         "Second Contract Assignment" means the Second Assignment of Contracts and Bill of Sale dated August 26, 2004 and effective as of July 1, 2004 by Denbury, as Assignor, to Genesis, as Assignee, as the same may be amended, supplemented, modified or restated from time to time.

         "Second Master Documents" means the Second Purchase and Sale Agreement and all agreements executed in connection therewith or pursuant thereto, including, but not limited to, the Second Assignment, the Second Contract Assignment, and the Second T&P Agreement, as the same may be amended, supplemented, modified or restated from time to time.

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         "Second Production Payment" means that certain volumetric production payment conveyed by Denbury to Genesis pursuant to the Second Assignment and in accordance with the terms and conditions of the Second Purchase and Sale Agreement, as the same may be amended, supplemented, modified or restated from time to time.

         "Second Purchase and Sale Agreement" is defined in Recital D above.

         "Second T&P Agreement" means the Second Carbon Dioxide Transportation Agreement dated August 26, 2004, effective July 1, 2004, between Denbury, as transporter, and Genesis, as shipper, as amended, supplemented, modified, or restated from time to time.

         "Seller's Reserves" means (a) "Seller's Reserves" as defined in the Sandhill Group Contract, and (b) "Carbon Dioxide reserves in and under the Source Field" as defined in the EPCO Contract.

         "Subject Interests" is defined in the Assignment.

         "Subject Lands" is defined in the Assignment.

         "T&P Agreement" means the Third Carbon Dioxide Transportation Agreement to be entered into between Denbury and Genesis in the form attached hereto as Exhibit D, as the same may be amended, supplemented, modified or restated from time to time.

         "Taxes" is defined in the Assignment.

         "Term" means the period beginning on the Effective Date and ending on the date on which 80.0 BCF of Production Payment Gas is delivered pursuant to the Production Payment.

         "Transportation Fee" is defined in the T&P Agreement.

                                   ARTICLE II

                   PURCHASE AND SALE OF THE PRODUCTION PAYMENT

2.1. Upon the terms and subject to the terms of this Agreement, Denbury agrees to sell and convey and Genesis agrees to purchase and pay for the Production Payment.

2.2. The Production Payment will be assigned by Denbury to Genesis pursuant to the Assignment.

2.3. Genesis shall look solely to the receipt of Production Payment Gas as provided herein for satisfaction and discharge of the Production Payment, and Genesis shall not have any other recourse against Denbury for the payment and discharge of the Production Payment. However, the foregoing provision shall not relieve Denbury of any obligation to respond in damages for any breach of any of the covenants, agreements and obligations of Denbury hereunder or under any other Master Document.

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2.4. Genesis hereby grants Denbury the option to repurchase the Production
Payment pursuant to the terms of this Section 2.4 (the "Call Option"). If pursuant to Section 2.8 of the T&P Agreement, the Transporter (as defined in the T&P Agreement) elects to exercise its Call Option (or is deemed to have elected to exercise its Call Option), Denbury shall notify Genesis of the date on which the repurchase will be consummated (the "Call Settlement Date"), which date must be a Business Day and must occur no sooner than five Business Days and no later than 30 days after the date on which Transporter delivered (or was deemed to have delivered) notice of its intent to exercise the Call Option. On the Call Settlement Date, Genesis and Denbury shall execute documentation sufficient to terminate the Production Payment and the other Master Documents, cause the reconveyance to and assumption by Denbury of the Additional Industrial Sale Contracts, and contemporaneously therewith, Denbury shall pay to Genesis in immediately available funds, a purchase price equal to the estimated cash flow from the remaining volumes obligated to be delivered pursuant to the Production Payment discounted to present net value using a twelve percent (12%) per annum discount rate. The estimated cash flow from the remaining volumes obligated to be delivered pursuant to the Production Payment shall be based upon a forecast prepared by Denbury and furnished to Genesis, and if Genesis objects to such forecast, then such matter may be submitted to and resolved in accordance with the arbitration provisions contained in Article XIV.

2.5. In the event of any express conflict between the terms and provisions of this Agreement and the terms and provisions of the Assignment, the terms and provisions of the Assignment shall control. The inclusion in this Agreement of provisions not addressed in the Assignment shall not be deemed a conflict, and all such additional provisions contained herein shall be given full force and effect.

                                  ARTICLE III

                        PROCESSING AND TRANSPORTATION OF
                             PRODUCTION PAYMENT GAS

3.1. After the Closing, Denbury agrees to transport Production Payment Gas from the Receipt Points, and redeliver Production Payment Gas at the Delivery Points, in accordance with the provisions of the T&P Agreement. All Production Payment Gas shall be delivered by Denbury to the Delivery Points in compliance with the requirements set out in the T&P Agreement with respect to pressure, quantity and quality specifications. Under the T&P Agreement, Genesis will pay Denbury a Transportation Fee (as adjusted in accordance with the terms of the T&P Agreement), which initially shall be $0.16 per MCF, for transportation of the Production Payment Gas from the Receipt Points, processing of the Production Payment Gas through the Applicable Plants, and redelivery of the Production Payment Gas to or on behalf of Genesis at the Delivery Points.

3.2. The processing and transportation of Production Payment Gas by Denbury as described in this Article shall be subject to the terms and provisions contained in this Article, as such terms and provisions may be further described or supplemented by the T&P Agreement. In the event of any conflict between the terms and provisions of this Article and the terms and provisions of the T&P Agreement, the terms and provisions of the T&P Agreement shall control. The inclusion in this Agreement of provisions not addressed in the T&P Agreement shall not be

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deemed a conflict, and all such additional provisions contained herein shall be given full force and effect.

                                   ARTICLE IV

               ASSIGNMENT OF ADDITIONAL INDUSTRIAL SALE CONTRACTS

4.1. At the Closing, Denbury will assign to Genesis all of its right, title, and interest in and to the Additional Industrial Sale Contracts (the "Assigned Contract Interests"), subject to the terms and conditions contained in the Additional Industrial Sale Contracts. The Assigned Contract Interests will be assigned by Denbury to Genesis pursuant to the Contract Assignment. Notwithstanding such assignment, Denbury shall be obligated to continue to comply with the Retained Obligations.

4.2. At the Closing, Genesis will assume the cost and responsibilities of administering the Assigned Contract Interests with respect to rights and obligations arising after the Effective Date and will report the sales and values of such sales to Denbury on a Monthly basis on or before the 10th day of each succeeding Month, in a manner and format agreed upon between the Parties, in order that Denbury can timely pay royalties attributable to the Production Payment Gas sold pursuant to the Additional Industrial Sale Contracts. Notwithstanding anything herein to the contrary, without the prior written consent of Denbury, Genesis shall not amend or otherwise modify any terms or provisions of the Additional Industrial Sale Contracts if such amendment or modification of the Additional Industrial Sale Contracts shall in any manner whatsoever, directly or indirectly, modify the Retained Obligations or otherwise increase any obligations of Denbury under any of the Master Documents, including but not limited to any increase of the sales and delivery requirements under the Additional Industrial Sale Contracts. If Denbury elects not to consent to any proposed amendment, Denbury shall provide a written explanation setting out the reasons for such election.

4.3. In the event of any conflict between the terms and provisions contained in this Article IV and the terms and provisions of the Contract Assignment, the terms and provisions contained in the Contract Assignment shall control. The inclusion in this Agreement of provisions not addressed in the Assignment shall not be deemed a conflict, and all such additional provisions contained herein shall be given full force and effect.

4.4. If at any time or from time to time during the Term Genesis determines that
80.0 BCF is not sufficient to satisfy the sales and delivery requirements of the Additional Industrial Sale Contracts (a "Deficiency"), Genesis shall promptly furnish Denbury with written notice of such determination, and such notice shall contain sufficient detail that is reasonably calculated to enable Denbury to determine the basis for Genesis' determination of such Deficiency. If, after receipt of such notice, Denbury agrees with Genesis' assessment of a Deficiency, Denbury agrees to amend the Production Payment to include such additional volumes of CO2 that are necessary to enable Genesis to satisfy the sales and delivery requirements of the Additional Industrial Sale Contracts. If Denbury fails to agree with Genesis' assessment of a Deficiency, then such matter shall be resolved pursuant to Article XIV. The agreed-upon amount of additional volumes necessary to enable Genesis to satisfy the sales and delivery requirements of the Additional Industrial Sale Contracts (the "Additional Volumes") shall be sold by Denbury to Genesis on the same terms and conditions, mutatis mutandis, as applicable to the Production Payment by virtue of this Agreement, and the value of, and consequently the consideration to be paid by Genesis to Denbury for, the Additional Volumes shall be calculated based on estimated cash flow from the Additional Volumes discounted to present net value using a twelve percent (12%) per annum discount rate. Notwithstanding the foregoing, if it is determined that the Deficiency has occurred, in whole or in part, as a result of the sale by Genesis of Excess Volumes, Denbury shall not be obligated to deliver those Additional Volumes which are attributable to the sale of Excess Volumes by Genesis.

4.5. The Sandhill Group Contract is subject to certain obligations to pay commissions as more particularly described in Section 2.02 of that certain Purchase and Sale Agreement dated effective April 1, 2001, by and between Denbury Resources Inc., as Buyer, and Magna Carta Group, L.L.C., Madex, Inc., Moran-Rankin County, L.L.C., and Charles H. Simpson, as Seller (the "Commission Obligation"). At the Closing, Genesis will assume the Commission Obligation to the extent that it relates to the Sandhill Group Contract.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF DENBURY

         Denbury hereby represents and warrants to Genesis as follows:

5.1. Denbury is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Denbury possesses the legal right, power and authority, and qualifications to conduct its business and own its properties (including the Subject Interests), except where the failure to so possess would not, individually or collectively, have a Material Adverse Effect. Denbury has the legal right, power and authority (i) to execute and deliver the Assignment and to convey to Genesis the Production Payment and all of the rights and privileges appurtenant thereto and (ii) to execute and deliver this Agreement and the other Master Documents and to perform all of its obligations hereunder and thereunder.

5.2. The execution, delivery and performance by Denbury of this Agreement and the other Master Documents are within its powers and authority, have been duly authorized by all necessary board of director action on the part of Denbury and do not and will not (i) violate any Governmental Requirement currently in effect having applicability to Denbury, other than violations which would not, individually or collectively, cause a Material Adverse Effect, or (ii) violate any provision of Denbury's governing and organizational documents, or (iii) result in a breach of or constitute a default (excluding breaches or defaults which, individually or collectively, would not have a Material Adverse Effect) under any indenture, bank loan, or credit agreement or farm-out agreement, program agreement or operating agreement, or any other agreement or instrument to which Denbury is a party or by which Denbury or its properties may be currently bound or affected, or (iv) other than the Master Documents and/or other than matters which would not individually or collectively cause a Material Adverse Effect, result in or require the creation or imposition of any mortgage, lien, pledge, security interest, charge, or other encumbrance upon or of any of the properties or assets of Denbury (including the Subject Interests).

5.3. This Agreement and the other Master Documents have been duly executed and delivered by Denbury, and this Agreement and the Master Documents constitute the legal, valid, and binding acts and obligations of Denbury enforceable against Denbury in accordance with their terms, subject, however, to bankruptcy, insolvency, reorganization, and other laws affecting creditors' rights generally and general principles of equity. There are no bankruptcy, insolvency, reorganization, receivership or arrangement proceedings pending, being contemplated by or, to Denbury's knowledge, threatened against Denbury.

5.4. Denbury is not in default under any Governmental Requirement, indenture, agreement, or instrument which would reasonably be expected to cause a Material Adverse Effect nor does any fact or condition exist at this time that would reasonably be expected to cause a Material Adverse Effect in the future under any Governmental Requirement, indenture, agreement or instrument; and all consents and waivers of preferential purchase or other rights required in connection with the valid conveyance to Genesis of the Production Payment or the execution and delivery of this Agreement and the other Master Documents have been obtained or the time for giving such consents or waivers has expired following a written request therefor, other than those consents and waivers which if not obtained, would not individually or collectively have a Material Adverse Effect.

5.5. All advance notifications to third parties of the transactions contemplated herein and in the other Master Documents required in connection with the valid conveyance to Genesis of the Production Payment or execution and delivery of this Agreement and the other Master Documents have been timely and properly given, other than those notifications which, if not obtained, would not individually or collectively have a Material Adverse Effect.

5.6. All authorizations, consents, approvals, licenses, and exemptions of, and filings or registrations with, any Governmental Authority, that are required for the valid execution and delivery by Denbury of, or the performance by Denbury of its obligations under, this Agreement or the other Master Documents have been obtained or performed or the period for objection thereto expired, other than those which, if not obtained or performed, would not individually or collectively have a Material Adverse Effect.

5.7. To Denbury's knowledge, the Reserve Report (i) was prepared in accordance with customary engineering practices, and (ii) is based on historical information that is accurate and complete in all material respects. The Subject Interests constitute all of the properties and interests reflected in the Reserve Report that relate to the production of CO2. Set forth on Exhibit B attached to this Agreement is a true and correct statement of Denbury's working interest and net revenue interest in and to each well noted on such Exhibit B except to the extent that such interest is incorrect as the result of an act or omission that does not arise by, through or under Denbury and except for discrepancies which would not be considered material by a reasonable and prudent person engaged in the business of the ownership, development and operation of oil and gas properties with knowledge of all the facts and appreciation of their legal significance. The interests reflected on such Exhibit B are owned by Denbury free and clear of any lien or encumbrance arising by, through or under Denbury, other than Permitted Liens.

5.8. All Taxes imposed or assessed with respect to or measured by or charged against or attributable to the Subject Interests, the Personal Property, the Denbury Pipeline and the

Applicable Plants have been duly paid, except for Taxes not yet due and payable or pursuant to which Denbury is not delinquent.

5.9. There are no suits or proceedings pending or, to Denbury's knowledge, threatened against Denbury, the Subject Interests, the Denbury Pipeline, the Applicable Plants or any of the Personal Property before any Governmental Authority, that, if decided adversely to the interest of Denbury, would reasonably be expected to have a Material Adverse Effect; provided, however, that notwithstanding the foregoing, Schedule 5.9 includes a list of current litigation affecting any of the Subject Interests, the Denbury Pipeline, the Applicable Plants, and the Personal Property.

5.10. Except with respect to those matters which would not individually or collectively have a Material Adverse Effect, (i) the Leases are in full force and effect, and (ii) Denbury has complied with the terms of all Governmental Requirements applicable to Denbury or applicable directly to the Subject Interests.

5.11. All rents and royalties with respect to the Leases have been paid in a timely manner (excluding any failures to pay which would not individually or collectively have a Material Adverse Effect), and all liabilities of any kind or nature incurred with respect to the Leases have been paid before delinquent (excluding any liabilities or failures to pay which would not individually or collectively have a Material Adverse Effect); Denbury has not received any notice of default or claimed default with respect to the Subject Interests or any part thereof that would reasonably be expected to result in a Material Adverse Effect; and except for matters which would not individually or collectively have a Material Adverse Effect, all wells, facilities and equipment which constitute part of the Personal Property and the Denbury Pipeline and the Applicable Plants are in good repair and working condition and have been designed, installed and maintained in accordance with generally accepted industry standards and all applicable Governmental Requirements.

5.12. Denbury has not violated any Governmental Requirement or failed to obtain any license, permit, franchise or other governmental authorization required for the ownership or operation of any of the Personal Property or the Denbury Pipeline or any of the Applicable Plants, except for violations which would not individually or collectively have a Material Adverse Effect. Except for matters which would not individually or collectively have a Material Adverse Effect, the Personal Property, the Denbury Pipeline and the Applicable Plants have each been maintained, operated and developed in conformity with all applicable Governmental Requirements of all Governmental Authorities having jurisdiction and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Subject Interests.

5.13. Since the date of the Reserve Report, there has not been any reduction in the rate of production of CO2 from any of the Subject Interests that would reasonably be expected to have a Material Adverse Effect.

5.14. Except as set forth on Schedule 5.14 and except with respect to those matters which would not individually or collectively reasonably be expected to result in a Material Adverse Effect, to Denbury's knowledge: (i) Denbury has obtained and maintained in effect all environmental and health and safety permits, licenses, approvals, consents, certificates and other authorizations required in connection with Denbury's ownership or operation of the Subject Lands ("Environmental Permits"); (ii) Denbury's operations on the Subject Lands are in compliance in all material respects with all applicable Environmental Laws and with all terms and conditions of all applicable Environmental Permits, and all prior instances of material non-compliance have been fully and finally resolved to the satisfaction of all Governmental Authorities with jurisdiction over such matters; (iii) Denbury's operations on the Subject Lands are not subject to any third party environmental or health and safety claim, demand, filing, investigation, administrative proceeding, action, suit or other legal proceeding, whether direct, indirect, contingent, pending, threatened or otherwise ("Environmental Claim"), or Environmental Liabilities (as defined herein), arising from, based upon, associated with or related to Denbury's operations on the Subject Lands; (iv) Denbury has not received any notice of any Environmental Claim, Environmental Liabilities or any violation or non-compliance with any Environmental Law or the terms or conditions of any Environmental Permit, arising from, based upon, associated with or related to Denbury's operations on the Subject Lands; (v) no pollutant, waste, contaminant, or hazardous, extremely hazardous, or toxic material, substance, chemical or waste identified, defined or regulated as such under any Environmental Law ("Environmental Contaminants") is present on, or has been handled, managed, stored, transported, processed, treated, disposed of, released, migrated or has escaped on, in, from, or under the Subject Lands as a result of Denbury's operations on the Subject Lands in a manner that has caused an Environmental Claim, Environmental Liabilities or a violation of any applicable Environmental Law; and (iv) the executive management of Denbury is not aware of any facts, conditions or circumstances in connection with, related to or associated with any of the Properties or the ownership or operation, that as of the date of this Agreement could reasonably be expected to give rise to any material Environmental Claim or Environmental Liabilities. As used in this Agreement, the term "Environmental Liabilities" means any and all liabilities arising from, based upon, associated with or related to (i) any Environmental Claim, (ii) any applicable Environmental Permit, (iii) any applicable Environmental Law or (iv) the presence, handling, management, storage, transportation, processing, treatment, disposal, release, threatened release, migration or escape of Environmental Contaminants (including, without limitation, all costs arising under any theory of recovery, in law or at equity), whether based on negligence, strict liability, or otherwise, including, without limitation, remediation, removal, response, restoration, abatement, investigative, monitoring, personal injury, and property damage costs and all other related costs, expenses, losses, damages, penalties, fines, liabilities and obligations (including interest paid or accrued, attorneys' fees, and court costs).

5.15. Denbury has good title to the Additional Industrial Sale Contracts, free and clear of all liens, encumbrances or claims (other than Permitted Liens), and each Additional Industrial Sale Contract is in full force and effect and enforceable against Denbury, and, to Denbury's knowledge, the counterparty thereto. The Additional Industrial Sale Contracts have been conveyed to Genesis free and clear of the Bank Liens.

5.16. Except as set forth on Schedule 5.9 or Exhibit A to the Contract Assignment, (a) there have been no amendments or modifications to the Additional Industrial Sale Contracts; and (b) there are no breaches or defaults under the Additional Industrial Sale Contracts by Denbury or any counterparty to the Additional Industrial Sale Contracts which would reasonably be expected to prevent the practical realization by Genesis of the benefits intended to be provided to Genesis under the Additional Industrial Sale Contracts.

5.17. Upon due execution and delivery by Denbury of the Assignment, under Mississippi law, (i) the Assignment will constitute the legal, valid, and binding conveyance of the Production Payment and will constitute a burden upon all of the CO2 production from the Subject Interests, and (ii) the Production Payment will constitute real property.

5.18. Except with respect to the Prior Master Documents, the contracts assigned pursuant to the Prior Contract Assignments, the Additional Industrial Sale Contracts and/or as set forth in Schedule 5.18, (i) neither the Subject Interests, the CO2 attributable thereto nor the Denbury Pipeline are subject, committed, or dedicated to any contract, agreement, or arrangement regarding the transportation or sale of CO2 production; (ii) no third party has any call, right of first refusal or preferential right to purchase or transport any such CO2 that has not been waived or the time for giving such consents or waivers has expired in accordance with the terms of such call or rights; and (iii) no third party has any purchase option with respect to any such CO2 or the Denbury Pipeline.

                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF GENESIS

         Genesis hereby represents and warrants to Denbury as follows:

6.1. Genesis is a limited partnership duly formed and validly existing under the laws of the State of Delaware. Genesis possesses the legal right, power and authority, and qualifications to conduct its business and own its properties, except where the failure to so possess would not, individually or collectively, have a Material Adverse Effect. Genesis has the legal right, power and authority to execute and deliver this Agreement, the Assignment and the other Master Documents and to perform all of its obligations hereunder and thereunder, including unanimous approval of the transactions by the audit committee of Genesis Energy, Inc., the general partner of Genesis, such audit committee consisting solely of independent directors (the "Audit Committee").

6.2. The execution, delivery and performance by Genesis of this Agreement and the other Master Documents are within its powers and authority, have been duly authorized by all necessary board of director action on the part of Genesis Energy, Inc. (in its capacity as general partner of Genesis), and by the Audit Committee and do not and will not (i) violate any Governmental Requirement currently in effect having applicability to Genesis, other than violations which would not, individually or collectively, cause a Material Adverse Effect, or
(ii) violate Genesis' limited partnership agreement or other governing documents, or (iii) result in a breach of or constitute a default (excluding breaches or defaults which, individually or collectively, would not have a Material Adverse Effect) under any indenture, bank loan, or credit agreement or farm-out agreement, program agreement or operating agreement, or any other agreement or instrument to which Genesis is a party or by which Genesis or its properties may be currently bound or affected.

6.3. Genesis is not in default under any Governmental Requirement, indenture, agreement, or instrument that would reasonably be expected to cause a Material Adverse Effect nor does any fact or condition exist at this time that would reasonably be expected to cause a Material Adverse Effect now or in the future under any Governmental Requirement, indenture, agreement or instrument; and all consents or approvals under such indentures, agreements, and instruments necessary to permit the valid execution, delivery, and performance by Genesis of the Master Documents have been obtained.

6.4. This Agreement and the other Master Documents have been duly executed and delivered by Genesis, and this Agreement and the Master Documents constitute the legal, valid, and binding acts and obligations of Genesis enforceable against Genesis in accordance with their terms, subject, however, to bankruptcy, insolvency, reorganization, and other laws affecting creditors' rights generally and general principles of equity. There are no bankruptcy, insolvency, reorganization, receivership or arrangement proceedings pending, being contemplated by or, to the knowledge of Genesis, threatened against Genesis.

6.5. All authorizations, consents, approvals, licenses, and exemptions of, and filings or registrations with, any Governmental Authority, that are required for the valid execution and delivery by Genesis of, or the performance by Genesis of its obligations under, this Agreement or the other Master Documents have been obtained or performed or the period for objection thereto expired, other than those which, if not obtained or performed, would not individually or collectively have a Material Adverse Effect; and no consent or vote of the limited partners of Genesis is required for the execution, delivery or performance by Genesis of this Agreement and the other Master Documents under Genesis' limited partnership agreement or other documents to which Genesis is a party.

6.6. There are no suits or proceedings pending or, to Genesis' knowledge, threatened against Genesis before any Governmental Authority, that if decided adversely to the interest of Genesis would reasonably be expected to have a Material Adverse Effect.

6.7. The Production Payment to be acquired by Genesis pursuant to this Agreement is being acquired for Genesis' own account and for investment and not for distribution in violation of applicable securities laws.

                                  ARTICLE VII

                               PAYMENT TO DENBURY

7.1. As consideration for the sale of the Production Payment to Genesis and the assignment of the Assigned Contract Interests to Genesis by Denbury, Genesis shall pay to Denbury at the Closing, $14,687,000 in cash.

                                  ARTICLE VIII

                            DISCLAIMER OF WARRANTIES

8.1. Denbury has allowed Genesis the opportunity to review the title to the Subject Interests, to satisfy itself as to all matters pertaining to the transactions contemplated by this Agreement, including but not limited to the sufficiency of CO2 reserves attributable to the Subject Interests to satisfy the CO2 delivery requirements under the Assigned Contract Interests, and to conduct other due diligence with respect to the Production Payment, the Subjects

Interests, the Subject Lands, the Denbury Pipeline, the Applicable Plants, and the Additional Industrial Sale Contracts as Genesis deems necessary to consummate the transactions contemplated by this Agreement.

8.2. OTHER THAN THE EXPRESS REPRESENTATIONS AND WARRANTIES PROVIDED BY DENBURY HEREIN AND IN THE OTHER MASTER DOCUMENTS, DENBURY MAKES NO WARRANTIES AS TO (i) THE PRESENCE, QUALITY AND QUANTITY OF CO2 RESERVES ATTRIBUTABLE TO THE SUBJECT INTERESTS, (ii) THE AMOUNT, VALUE, QUALITY, QUANTITY, VOLUME OR DELIVERABILITY OF ANY CO2 OR CO2 RESERVES IN, UNDER OR ATTRIBUTABLE TO THE SUBJECT LANDS, (iii) THE GEOLOGICAL OR ENGINEERING CONDITION OF THE SUBJECT LANDS, (iv) THE ABILITY OF THE SUBJECT LANDS TO PRODUCE CO2, INCLUDING WITHOUT LIMITATION, PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OPPORTUNITIES, (v) ANY PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR, (vi) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION OR RECORDS FURNISHED TO GENESIS IN CONNECTION WITH THE SUBJECT INTERESTS, SUBJECT LANDS, THE DENBURY PIPELINE AND THE APPLICABLE PLANTS, INCLUDING INFORMATION CONTAINED IN ANY EXHIBIT OF THIS AGREEMENT, ANY SEISMIC DATA AND DENBURY'S INTERPRETATION OR ANALYSIS OF SAME, OR
(vii) ANY OTHER MATTERS CONTAINED IN OR OMITTED FROM ANY INFORMATION OR MATERIAL FURNISHED TO GENESIS BY DENBURY. ANY DATA, INFORMATION OR OTHER RECORDS FURNISHED BY DENBURY ARE PROVIDED TO GENESIS AS A CONVENIENCE AND GENESIS' RELIANCE ON OR USE OF THE SAME IS AT GENESIS' SOLE RISK.

                                   ARTICLE IX

                                    INDEMNITY

9.1. Denbury hereby indemnifies Genesis and its successors and assigns and affiliates (each a "Genesis Indemnified Party") against, and agrees to defend and hold each Genesis Indemnified Party harmless from and against, any and all obligations, liabilities, claims, demands, suits, debts, accounts, liens or encumbrances, and all costs and expenses, including reasonable attorneys' fees relating thereto (collectively, "Claims"), that any Genesis Indemnified Party may suffer or incur and that result from (a) the ownership or operation of the Subject Interests, (b) the ownership of the Additional Industrial Sale Contracts prior to the Effective Date, (c) any inaccuracy of any representation or warranty of Denbury contained in this Agreement or in any other Master Document,
(d) any breach of any covenant or agreement of Denbury contained in this Agreement or in any other Master Document, including but not limited to the covenants relating to the Retained Obligations; provided, however, that such indemnification shall not be construed to cover or include any of the matters identified in Section 8.2 (including but not limited to disclaimers of warranties relating to CO2 reserves or production) or any Claims to the extent, but only to the extent, such Claims are determined to be not payable because they fall within the scope of the force majeure provisions contained in the Master Documents or the Additional Industrial Sale Contracts.

9.2. Genesis hereby indemnifies Denbury and its successors and assigns and affiliates (each a "Denbury Indemnified Party") against, and agrees to defend and hold each Denbury Indemnified Party harmless from and against, any and all Claims that each Denbury Indemnified Party may suffer or incur and that result from (a) except to the extent of any Claims arising solely as a result of Denbury's execution of the Assignment, the ownership or operation of the Production Payment, (b) except to the extent of any Claims arising as a result of Denbury's failure to comply with the Retained Obligations, the ownership of the Additional Industrial Sale Contracts after the Effective Date, (c) any inaccuracy of any representation or warranty of Genesis contained in this Agreement or any other Master Document, or (d) any breach of any covenant or agreement of Genesis contained in this Agreement or any other Master Document; provided, however, that such indemnification shall not be construed to cover or include any Claims to the extent, but only to the extent, such Claims are determined to be not payable because they fall within the scope of the force majeure provisions contained in the Master Documents or the Additional Industrial Sale Contracts.

9.3. No person entitled to indemnification hereunder or otherwise to damages in connection with or with respect to the transactions contemplated in the Agreement and the other Master Documents shall settle, compromise or take any other action with respect to any Claim that could prejudice or otherwise adversely impact the ability of the person providing such indemnification or potentially liable for such damages to defend or otherwise settle or compromise with respect to such Claim.

9.4. Each Party entitled to indemnification hereunder or otherwise to damages in connection with the transactions contemplated in Agreement or the other Master Documents shall take all reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event or circumstance that could reasonably be expected to give rise to any losses, costs, expenses and damages that are indemnifiable or recoverable hereunder or in connection herewith.

9.5. The indemnification provisions provided for in this Agreement shall be applicable whether or not the losses, costs, expenses and damages in question arose solely or in part from the gross, active, passive or concurrent negligence, strict liability or other fault of Genesis or Denbury, as applicable. The parties acknowledge that this statement complies with the express negligence rule and is conspicuous.

                                   ARTICLE X

                                     CLOSING

10.1. Unless the Parties otherwise agree in writing, the closing of the transactions contemplated by this Agreement (the "Closing") will occur on the date this Agreement is executed as first set forth above (the "Closing Date")

10.2. At the Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

        (a) Genesis shall deliver to Denbury the cash consideration described in Section 7.1 by wire transferring immediately available funds to the account of Denbury pursuant to wiring instructions furnished by Denbury to Genesis prior to the Closing Date;

        (b) The Parties shall execute, acknowledge and deliver the Assignment and the Contract Assignment;

        (c)  The Parties shall execute and deliver the T&P Agreement;

        (d) Denbury shall obtain and deliver to Genesis multiple executed originals of (i) the Agreement with Lenders executed by the holders of the Bank Liens, and (ii) an acceptable release of liens with respect to the Bank Liens encumbering the Subject Interests conveyed to Genesis pursuant to the Assignment; and

        (e) The Parties shall execute and deliver any other documents or instruments necessary or appropriate to effect or support the transactions contemplated in this Agreement, including but not limited to any amendments or other modifications of the Prior Master Documents that may be necessary or appropriate due to the execution and delivery of the Master Documents.

10.3. Promptly following the Closing, Genesis will cause counterparts of the Assignment, a mutually agreeable Memorandum of T&P Agreement, the Agreement with Lenders and financing statements to be filed for record in all appropriate records in appropriate filing locations. Genesis will pay for all documentary, filing and recording fees required in connection with the filing and recording of the Master Documents.

                                   ARTICLE XI

                       COVENANTS AND AGREEMENTS OF DENBURY

         During the Term, and unless Genesis otherwise agrees in writing, Denbury covenants as follows, and agrees and undertakes, to perform each and all of the following covenants at Denbury's sole and entire cost and expense:

11.1. Denbury will (without regard to the burden of the Production Payment) conduct and carry on the development, maintenance and operation of the Subject Interests with reasonable and prudent business judgment and in accordance with good oil and gas field practices and all applicable Governmental Requirements, and will drill such wells as a reasonably prudent operator would drill from time to time in order to develop the Subject Interests and to protect them from drainage. Nothing contained in this Section, however, shall be deemed to prevent or restrict Denbury from electing not to participate in any operation that is to be conducted under the terms of any operating agreement, unit operating agreement, contract for development or similar instrument affecting or pertaining to the Subject Interests (or any portion thereof) and allowing consenting parties to conduct nonconsent operations thereon, if such election is made by Denbury in good faith and in conformity with sound field practices. After the date of this Agreement, Denbury shall not enter into any transaction(s) or agree to any arrangements which, after taking into account then current required third party sales (including sales under the Additional
Industrial Sale Contracts) and Denbury's and its affiliates' usage, would result or be reasonably anticipated to result in an inability of Denbury to deliver the Scheduled Delivery Volumes to Genesis.

11.2. Denbury shall not voluntarily abandon any well heretofore or hereafter completed for production of CO2 on any of the Subject Lands or surrender, abandon or release any Subject Interest or any part thereof; provided however, that nothing in this Agreement shall obligate Denbury to continue to operate any well or to operate or maintain in force or attempt to maintain in force any Lease when, in Denbury's reasonable opinion, exercised in good faith and as would a prudent operator not burdened by the Production Payment, such well or Lease ceases to produce or is not capable of producing in paying quantities (without regard to the burden of the Production Payment) and it would not be economically practical, in Denbury's reasonable judgment (determined without regard to the burden of the Production Payment), to restore the productivity of such well by reworking, reconditioning, deepening, or plugging back such well. The expiration of a Lease in accordance with its terms and conditions shall not be considered to be a voluntary surrender or abandonment of such lease.

11.3. With respect to all oil, gas and mineral leases included in the Subject Interests, Denbury will in all material respects comply with, or cause to be complied with, all pertinent Governmental Requirements that from time to time are promulgated to regulate the production or sale of CO2.

11.4. Certain of the Subject Interests may have been heretofore pooled and unitized for the production of CO2. Such Subject Interests are and shall be subject to the terms and provisions of such pooling and unitization agreements, and the Production Payment shall apply to and affect only that portion of the production from such units that accrues to such Subject Interests as burdened, encumbered or otherwise affected by any and all applicable pooling and unitization agreements. Denbury shall have the right and power to pool and unitize any of the Subject Interests and to alter, change or amend or terminate any pooling or unitization agreements heretofore or hereafter entered into, as to all or any part of the Subject Lands, upon such terms and provisions as Denbury shall in its sole discretion determine. If and whenever through the exercise of such right and power, or pursuant to any Governmental Requirement hereafter enacted, any of the Subject Interests are pooled or unitized in any manner, the Production Payment, insofar as it affects such pooled or unitized Subject Interests shall also be pooled and unitized, and in any such event such Production Payment shall apply to and affect only the production that accrues to such Subject Interests, as burdened, encumbered or otherwise affected by such pooling and unitization.

11.5. Denbury shall pay, or cause to be paid, before delinquent, all Taxes, except Taxes being contested in good faith. In the event that after the expiration of the Term, additional Taxes should be charged against Genesis which are attributable to Production Payment Gas produced during the Term and delivered to Genesis at the Receipt Point(s), Denbury shall be obligated to pay such Taxes.

11.6. Subject to the provisions of Section 2.4 hereof and Section 2.8 of the T&P Agreement, Denbury will at all times maintain, preserve and keep all Personal Property in good repair, working order and condition in all material respects, and promptly make all necessary and proper repairs, renewals, replacements and substitutions, to the end that the value of such Personal Property, shall in all material respects be fully preserved and kept in such condition as at all times to permit the most efficient and economical use and operation thereof.

11.7. Denbury will (i) use all commercially reasonable efforts to promptly pay, or cause to be paid, as and when due and payable all material rentals and royalties payable in respect of the Subject Interests or the production therefrom, and all material costs, expenses and liabilities for labor and material to the extent that the same are attributable to the Subject Interests, the Personal Property, the Denbury Pipeline, or the Applicable Plants, (ii) never permit any lien (other than Permitted Liens) to be affixed or burden the Subject Interests or Personal Property, even though inferior to the Production Payment, for any such bills which may be legally due and payable (other than Permitted Liens or liens which, individually or collectively, could not have a Material Adverse Effect), and (iii) never permit to be created or to exist in respect to any of the Subject Interests or the Personal Property, any other or additional lien on a parity with or superior to the Production Payment, except for Permitted Liens or other than liens which, individually or collectively, could not have a Material Adverse Effect.

11.8. Denbury shall not resign as operator of any Subject Interest operated by Denbury until and unless the successor operator has been approved in writing by Genesis, such approval not to be unreasonably withheld or delayed.

11.9. Denbury agrees to furnish Genesis, upon request, with copies of all electrical logs, core analyses, and completion reports relating to any well now or hereafter drilled upon the Subject Lands. Denbury agrees to furnish Genesis, upon request, with full information regarding the condition of the wells and the lease operations relating to the Subject Interests. The reasonable cost of copying any data and information described in this Section shall be paid by Genesis. Furthermore, Denbury's disclosure of the data and information described in this Section is subject to and may be limited by any confidentiality obligations or other restrictions to which Denbury may be subject.

11.10. In the event that any Lease or other interest that constitutes a part of the Subject Interests should expire or terminate for any reason (a "Lost Interest"), and within one (1) year from date of such expiration or termination of such Lost Interest, Denbury should reacquire such Lost Interest, then such Lost Interest shall be charged and burdened with the Production Payment to the same extent that the Lost Interest was charged and burdened with the Production Payment, and Denbury agrees to execute such documents and agreements as may be necessary or appropriate to effect the intent and purpose of this section.

11.11. Airgas Obligations. The provisions of Section 11.11(b) and (c) of the First Purchase and Sale Agreement (along with the definitions of all applicable defined terms) are hereby incorporated herein by reference for all purposes as if stated herein in full.

11.12. Denbury acknowledges that, pursuant to this Agreement and the Contract Assignment, Genesis is acquiring all of Denbury's rights, interest and obligations in the Additional Industrial Sale Contracts. Notwithstanding such acquisition, there are certain covenants and obligations under the Additional Industrial Sale Contracts that must be satisfied by the owner or operator of the Subject Interests. Accordingly, Denbury covenants that, until the termination of the Additional Industrial Sale Contracts and subject to the applicable force majeure provisions in the Additional Industrial Sale Contracts, Denbury will fully and timely perform each and every covenant and agreement in the Additional Industrial Sale Contracts which must be performed by the Seller (as defined in the Additional Industrial Sale Contracts) and which relates to the ownership and operations of Seller's Reserves, the production of carbon dioxide from Seller's Reserves, and/or the measurement, metering, testing and other transportation services related thereto, including but not limited to the obligations and covenants in Sections 5.1, 6.3, 7.2, 7.3, 7.4, 8.1 and the first sentence of the second paragraph of Section 4.1 of the Sandhill Group Contract, and Sections 2.5, 5.3, 6.1, 6.4, 7.1, 7.2, 8.1 and 8.2 of the EPCO Contract. The covenants and agreements of Denbury described in this section are collectively referred to herein as the "Retained Obligations".

11.13. Denbury shall not sell CO2 to any Buyer (as such term is defined in each of the Additional Industrial Sale Contracts), unless each Buyer has purchased from Genesis, pursuant to each of the Additional Industrial Sale Contracts, the Dedicated Contract Quantity applicable to such Additional Industrial Sale Contracts.

11.14. For so long as the Additional Industrial Sale Contracts are in force and effect, the Production Payment Gas delivered by Denbury to Genesis shall meet the minimum quality specifications set forth in the Additional Industrial Sale Contracts.

11.15. Section 5.2 of the Sandhill Group Contract ("Section 5.2") provides that, upon the occurrence of certain events more particularly described therein, the Buyer (as defined therein) may elect to treat the CO2 delivered to Buyer thereunder and recover treatment costs incurred by Buyer by reducing the price payable to Genesis for such CO2 in the manner described in such Section 5.2. If, in accordance with Section 5.2, the Buyer elects to treat the CO2 delivered to the Buyer under the Sandhill Group Contract and reduces the amount of the proceeds otherwise payable to Genesis thereunder, then Denbury agrees to reimburse Genesis for the incremental reduction of proceeds received by Genesis under the Sandhill Group Contract resulting from such actions by the Buyer.

                                  ARTICLE XII

                      EXCHANGE OF INFORMATION; AUDIT RIGHTS

12.1. After the Closing, (a) Denbury will keep Genesis advised of Denbury's activities in the fields encompassing the Subject Lands insofar as such activities relate to the terms and provisions of this Agreement, (b) each Party shall promptly give, or cause to be given to the other Party, written notice of any event or circumstance, including, but not limited to every adverse claim or demand made by any Person or any Governmental Authority, that could reasonably be expected to have a Material Adverse Effect, (c) each Party shall give or cause to be given to the other Party written notice of every default under the Additional Industrial Sale Contracts and every adverse claim or demand made by any Person or any Governmental Authority related to the Additional Industrial Sale Contracts, promptly upon obtaining knowledge of such default, claim or demand and shall include in such notice a description in reasonable detail of the default, claim or demand and if such Party obtained knowledge of such default, claim or demand as a result of the receipt of a written notice, a copy of such written notice, and (d) each Party shall also provide information to the other Party as needed to confirm compliance with each Party's obligations under this Agreement and the other Master Documents, to keep the other Party updated as to matters relating to this Agreement and the other Master Documents, from time to time, and in response to reasonable inquiries by the other Party.

12.2. After the Closing, each Party, by notice in writing to the other Party, shall have the right to audit the other Party's accounts and records relating to the Production Payment, the Additional Industrial Sale Contracts, and compliance with this Agreement and the other Master Documents. Audit rights pertaining to the T&P Agreement are subject to the terms and provisions with respect to auditing as set forth in the T&P Agreement. Audit rights otherwise pertaining to the Production Payment, the Additional Industrial Sale Contracts, or other compliance issues under this Agreement and the other Master Documents are subject to the terms of Section 12.3 but shall not be construed as a measure or means to access or to effect change in the audited party's control structure.

12.3. Audits shall not be conducted more than twice each year without prior approval of the Party whose records are being audited (the "Audited Party"), and shall be made at the expense of the Party conducting the audit. The Audited Party shall reply in writing to an audit report within thirty (30) days after receipt of such report. The Parties will endeavor to agree upon and make any adjustments revealed to be necessary by any audit reports submitted by the Audited Party pursuant to the provisions of this Section. If the Parties cannot agree on any adjustment, the disputed adjustment will not be made, and such disputed adjustment shall be resolved in accordance with the dispute resolution provisions described in Section 14.1.

                                  ARTICLE XIII

                                     NOTICES

13.1. All notices under this Agreement must be in writing. Any notice with respect solely to the matters in the T&P Agreement shall be in accordance with the provisions pertaining to notices set forth in the T&P Agreement. Any other notice under this Agreement may be given by personal delivery, facsimile or email transmission, U.S. mail (postage prepaid), or commercial delivery service, and will be deemed duly given when received by the Party charged with such notice and addressed as follows:

                  If to Denbury:       Denbury Onshore, LLC
                                       5100 Tennyson Parkway, Suite 3000
                                       Plano, TX 75024
                                       Attn: Ray Dubuisson
                                       Telephone:   972-673-2044
                                       Fax:         972-672-2299
                                       email:       rayd@denbury.com

                  If to Genesis:       Genesis Crude Oil, L.P.
                                       500 Dallas, Suite 2500
                                       Houston, TX 77002
                                       Attn:  Mark Gorman

                                       Telephone:   (713) 860-2500
                                       Fax:         (713) 860-2640
                                       email:       mgorman@genesiscrudeoil.com

13.2. Either Party, by written notice to the other, may change the address or the individual to which or to whom notices are to be sent under this Agreement.

                                  ARTICLE XIV

                               DISPUTE RESOLUTION

14.1. Except as may be otherwise specifically provided herein, all disputes arising under or in connection with this Agreement shall be resolved in accordance with the procedures described in Exhibit E attached hereto and incorporated herein by reference for all purposes.

                                   ARTICLE XV

                         CURTAILMENTS AND INTERRUPTIONS

15.1. The provisions of Section 15.1 of the First Purchase and Sale Agreement (along with the definitions of all applicable defined terms) are hereby incorporated herein by reference for all purposes if as if stated herein in full.

                                  ARTICLE XVI

                            MISCELLANEOUS PROVISIONS

16.1. This Agreement and the other Master Documents constitute the entire understanding between the Parties relating to the subject matter hereof, and supersede all prior negotiations, discussions, agreements and understandings between the Parties, whether written or oral, regarding the subject matter of this Agreement.

16.2. This Agreement may be amended, modified, and supplemented only by written instrument executed by both Parties and explicitly referred to as an amendment to this Agreement.

16.3. The waiver by either Party of any breach of the provisions of this Agreement shall not constitute a continuing waiver of other breaches of the same or other provisions of this Agreement.

16.4. Neither Party shall be liable to the other for any special, indirect, consequential or punitive damages of any nature, or for attorneys' fees.

16.5. The interests of the Parties in this Agreement, and the interests acquired by virtue of this Agreement and the interests retained by Denbury in the Subject Lands, may not be subsequently assigned, either in whole or in part, unless (i) any such assignee expressly agrees in writing to assume and perform all of the assignor's obligations under this Agreement and the other Master Documents, and
(ii) such assignment is made and accepted expressly subject and subordinate to this Agreement and the other Master Documents. Further, any subsequent assignment, either in whole or in part, to an entity that is not as financially creditworthy at the time of the assignment as the assignor shall require the consent of the other party hereto, which consent may not be unreasonably withheld or delayed. Subject to the compliance with the terms of clauses (i) and
(ii) above, either Party may encumber or pledge its respective interests in connection with a financing without the consent of the other Party. Any purported assignment, sale, conveyance or other transfer in contravention of the foregoing terms shall be null and void. Subject to the foregoing, this Agreement binds and inures to the benefit of the Parties and their respective permitted successors and assigns, and nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights, or remedies.

16.6. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, that provision will be deemed modified to the extent necessary to make it valid and enforceable, and if it cannot be so modified, it shall be deemed deleted and the remainder of this Agreement shall continue and remain in full force and effect.

16.7. This Agreement shall be governed by and construed according to the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might apply the law of another jurisdiction. Venue for any arbitration, lawsuit or other legal action in any way pertaining to this Agreement or any other Master Document shall be in Dallas, Dallas County, Texas.

16.8. The Parties agree to do, execute, acknowledge and deliver all further acts, conveyances and instruments as may be reasonably necessary or appropriate to carry out the provisions of this Agreement.

16.9. The omission of certain provisions of this Agreement from the Assignment does not constitute a conflict or inconsistency between this Agreement and the Assignment, and will not effect a merger of the omitted provisions. To the fullest extent permitted by law, all provisions of this Agreement are hereby deemed incorporated into the Assignment by reference. The headings and titles in this Agreement are for convenience only and shall have no significance in interpreting or otherwise affect the meaning of this Agreement.

16.10. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which shall constitute one document.

16.11. This Agreement may be circulated and executed by facsimile transmission, and in such event, the signatures of the Parties on facsimiles shall be considered as original and self-proving for all purposes.

16.12. Genesis and Denbury agree to treat the Production Payment as a "production payment" under Section 636(a) of the Code. Both Genesis and Denbury agree (i) to file all federal income tax and state income tax returns consistent with this Section 16.12, and (ii) to use a comparable yield of 7.5% for purpose of Treasury Regulation Section 1.1275-4(b).

                            [SIGNATURE PAGE FOLLOWS]

         This Agreement is executed as of the date set out in the first paragraph of this Agreement, but shall be effective as of the Effective Date.

                                    DENBURY:

                                    DENBURY ONSHORE, LLC


                                    By:  Phil Rykhoek
                                         ----------------------------------
                                         Phil Rykhoek
                                         Senior Vice President and
                                            Chief Financial Officer








                                    GENESIS:

                                    GENESIS CRUDE OIL, L.P.

                                    By:      Genesis Energy, Inc.,
                                               Its General Partner


                                    By:  Mark J. Gorman
                                         -----------------------------
                                         Mark J. Gorman
                                         President